Exhibit 4.4

VIRGIN MEDIA INC.
(formerly named Viper US MergerCo 1 Corp.),

LIBERTY GLOBAL PLC

and

THE BANK OF NEW YORK MELLON,

as Trustee

______________________

Second Supplemental Indenture

Dated as of March 3, 2014

______________________

6.50% Convertible Senior Notes due 2016

SECOND SUPPLEMENTAL INDENTURE, dated as of March 3, 2014 (this “Second Supplemental Indenture”), among Virgin Media Inc. (formerly named Viper US MergerCo 1 Corp.), a Colorado corporation (the “Company”), Liberty Global plc, a U.K. public limited company (“Liberty Global”), and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”).
RECITALS
WHEREAS, Virgin Media Inc. (“VMI”), the predecessor of the Company, and the Trustee entered into the Indenture, dated as of April 16, 2008 (the “Original Indenture”), pursuant to which VMI issued the Securities;
WHEREAS, the Company, Liberty Global and the Trustee entered into the Supplemental Indenture, dated as of June 7, 2013 (the “Supplemental Indenture”), which amended and supplemented the Original Indenture (the Original Indenture, as amended and supplemented by the Supplemental Indenture, the “Amended Indenture”), in connection with a series of mergers contemplated by an Agreement and Plan of Merger, dated as of February 5, 2013, among VMI, Liberty Global and the other parties thereto pursuant to which VMI underwent a merger (the “Merger”), as a result of which the Company became (i) the successor to VMI in accordance with Article 8 of the Original Indenture and (ii) the “Company” for all purposes of the Amended Indenture;
WHEREAS, as a result of the Merger, the right of Holders of Securities to convert each $1,000 principal amount of Securities was changed to a right to convert such Securities by reference to the Reference Property that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to the Merger would be entitled to receive in the Merger;
WHEREAS, on the date hereof the constitution of the Reference Property is 13.4339 Class A Shares, 10.0312 Class C Shares and $910.51 in cash (without interest);
WHEREAS, pursuant to Section 12.04(m) of the Amended Indenture, if Liberty Global takes any action of the type described in Section 12.04 of the Amended Indenture with respect to the Class A Shares or Class C Shares, which, in either case, if taken with respect to the Common Stock would have required an adjustment to the Conversion Rate, then the Company shall effect an adjustment to the number of Class A Shares or Class C Shares, as the case may be, included in the Reference Property so as to approximate, in the reasonable judgment of the Board of Directors, the adjustment contemplated by Section 12.04 of the Amended Indenture;
WHEREAS, Liberty Global has declared a share dividend of one Class C Share for each outstanding Class A Share, Class C Share and Class B Ordinary Share, nominal value $0.01 per share, of Liberty Global, held of record as of the close of business on February 14, 2014 (the “Class C Dividend”);
WHEREAS, the Ex date for the Class C Dividend will be March 4, 2014 (the “Class C Dividend Ex Date”);
WHEREAS, in accordance with Section 12.04(m) of the Amended Indenture, the Company has determined to adjust the constitution of the Reference Property, as a result of the Class C Dividend, to be 13.4339 Class A Shares, 33.4963 Class C Shares and $910.51 in cash (without interest), such adjustment to become effective as of the opening of business on the date that is immediately after the Class C Dividend Ex Date;
WHEREAS, the foregoing adjustment to the constitution of the Reference Property approximates, in the reasonable judgment of the Board of Directors, the adjustment contemplated by Section 12.04 of the Amended Indenture, taking into account the other provisions of Section 12.04;
WHEREAS, the foregoing adjustment to the constitution of the Reference Property requires amendments to certain definitions which are based upon the constitution of the Reference Property;
WHEREAS, the Company, Liberty Global and the Trustee are entering into this Second Supplemental Indenture to effect the foregoing adjustments and amendments and to add additional provisions to the Indenture that will obviate the need in the future to execute a further supplemental indenture in connection with certain ordinary course share transactions which require, in accordance with Section 12.04(m) of the Indenture, an adjustment to the Reference Property that increases (but does not decrease) one or more components of the Reference Property;
WHEREAS, Section 9.01 of the Amended Indenture provides that the Company, when authorized by a Board Resolution, and the Trustee may enter into a supplemental indenture, without the consent of any Holders: (i) pursuant to clause (a) of Section 9.01, to cure any ambiguity, manifest error, defect or omission or inconsistency, (ii) pursuant to clause (i) of Section 9.01, to make provision with respect to the conversion rights of Holders pursuant to the requirements of Article 12 of the Amended Indenture; and (iii) pursuant to clause (j) of Section 9.01, to make any change that does not adversely affect the rights of any Holder in any material respect;
WHEREAS, the Company and Liberty Global are entering into this Second Supplemental Indenture in accordance with Section 9.01(a), (i) and (j) of the Original Indenture (the Amended Indenture, as amended and supplemented by this Second Supplemental Indenture, is referred to herein as the “Indenture”); and
WHEREAS, all requirements necessary to make this Second Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects.
NOW, THEREFORE, in consideration of the premises hereof, the parties have executed and delivered this Second Supplemental Indenture, and the Company, Liberty Global and the Trustee agree for the benefit of each other and for the equal and ratable benefit of the Holders, as follows:
SECTION 1. Capitalized Terms.
Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Indenture.
SECTION 2. Settlement upon Conversion.
From and after the opening of business on the date that is immediately after the Class C Dividend Ex Date, Holders of Securities shall have the right to convert the Securities (pursuant to, and subject to the conditions of, the Indenture) into the following Reference Property (subject to further adjustment as provided in Article 12 of the Indenture) with respect to each $1,000 principal amount of Securities: (i) 13.4339 Class A Shares; (ii) 33.4963 Class C Shares; and (iii) $910.51 in cash (without interest).
SECTION 3. Amendments to Amended Indenture
(a)    For all purposes of the Indenture, the definitions of the following terms in Section 1.01 of the Amended Indenture are amended and restated in relation to the Class C Dividend to read in full as follows:
“Daily Conversion Value” of the Reference Property means, for each of the 30 consecutive VWAP Trading Days during the Observation Period, one-thirtieth (1/30) of the product of (a) the applicable Conversion Rate and (b) the sum of (i) the product of 0.2582 times the Daily VWAP of the Class A Shares on such VWAP Trading Day, (ii) the product of 0.6438 times the Daily VWAP of the Class C Shares on such VWAP Trading Day and (z) $17.50 (without interest), as determined by the Company. Any such determination shall be conclusive absent manifest error.
“Reference Property Daily VWAP” means, for each of the 30 consecutive VWAP Trading Days during the Observation Period, the sum of (a) the product of (i) the Daily VWAP for the Class A Shares times (ii) 0.2582, (b) the product of (i) the Daily VWAP for the Class C Shares times (ii) 0.6438, and (c) $17.50 (without interest).

“Reference Property Value” means, on any Trading Day, the sum of (x) the product of 0.2582 times the Last Reported Sale Price of the Class A Shares on such Trading Day, (y) the product of 0.6438 times the Last Reported Sale Price of the Class C Shares on such Trading Day and (z) $17.50.
(b)    Section 12.04 of the Amended Indenture is amended by inserting the following paragraph (n) at the end thereof:
“(n) In the event the Reference Property is adjusted, pursuant to Section 12.04(m) of the Indenture due to an action involving the Class A Shares or the Class C Shares (or both) of the type described in subsections (a) or (b) of Section 12.04 of the Indenture, to increase one or more components of the Reference Property, the Company shall deliver the required Officer’s Certificate and Opinion of Counsel in connection therewith and no Supplemental Indenture shall be required to effect such adjustment. Such Officer’s Certificate shall set forth all the adjustments made to any definitions included in the Indenture that are based on the constitution of the Reference Property, including but not limited to the terms “Daily Conversion Value,” “Reference Property Daily VWAP,” and “Reference Property Value,” in full text and the Indenture shall be deemed to be amended, mutatis mutandis, to give effect to such adjustment for each such future calculation made by the Company and set forth in such Officer's Certificate. If the Company is required to make any adjustment to one or more components of the Reference Property following an action involving the Class A Shares or the Class C Shares (or both) of the type described in subsections (a) or (b) of Section 12.04 of the Indenture that decreases one or more components of the Reference Property, those adjustments shall be made in a Supplemental Indenture entered into in accordance with the requirements of Article 9 of the Indenture. Any and all adjustments of the Reference Property that are required to be made due to an action involving the Class A Shares or the Class C Shares (or both) of the type described in subsections (c), (d) or (e) of Section 12.04 of the Indenture shall also be evidenced by Supplemental Indenture entered into in accordance with Article 9 of the Indenture.”
SECTION 4. Global Securities.
Each Global Security shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Global Security consistent with the terms of the Indenture.
SECTION 5. Ratification and Effect.
Except as hereby expressly amended, the Amended Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof, including, without limitation, Section 12.10, shall be and remain in full force and effect. Upon and after the execution of this Second Supplemental Indenture, and the occurrence of the Class C Dividend Ex Date, the Amended Indenture shall be supplemented in accordance herewith, this Second Supplemental Indenture shall form a part of the Indenture for all purposes and each reference in the Amended Indenture shall mean and be a reference to the Amended Indenture as modified hereby.
SECTION 6. Governing Law.
This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Second Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of this Second Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.
SECTION 7. The Trustee.
The recitals in this Second Supplemental Indenture shall be taken as the statements of the Company and Liberty Global, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible or accountable in any manner whatsoever for or with respect to the validity or sufficiency of this Second Supplemental Indenture. The Trustee shall be under no duty whatsoever to make any determination whether any execution, modification, amendment, supplement or confirmation to any document is necessary to implement such amendments and waivers, including those contained herein, and shall be entitled to conclusively rely on the documentation required to be provided under the terms of the Indenture in a form reasonably satisfactory to the Trustee.

SECTION 8. Conflicts.
To the extent of any inconsistency between the terms of the Amended Indenture or the Global Securities and this Second Supplemental Indenture, the terms of this Second Supplemental Indenture will control.
SECTION 9. Miscellaneous.
This Second Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Amended Indenture set forth herein. All covenants and agreements in this Second Supplemental Indenture given by the parties hereto shall bind their successors. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Amended Indenture shall not in any way be affected or impaired thereby. The section headings are for convenience only and shall not affect the construction hereof. The parties may sign any number of copies of this Second Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement, binding on the parties hereto.
[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

VIRGIN MEDIA INC.

By: Authorized Signatory

LIBERTY GLOBAL PLC

By: Authorized Signatory

THE BANK OF NEW YORK MELLON, as Trustee

By: Authorized Signatory

[Signature Page to Second Supplemental Indenture]